Exhibit (b2)

AMENDMENT DATED MARCH 10, 2016

TO THE

BY-LAWS OF

JOHN HANCOCK COLLATERAL TRUST

DATED DECEMBER 4, 2014

Section 4.3 of ARTICLE IV is hereby amended and replaced in its entirety by the following:

Section 4.3 Retirement Age. The retirement age for Trustees shall be determined from time to time by a resolution of the majority of the Trustees.